UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2018

Pivotal Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38460	94-3094578
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

875 Howard Street, Fifth Floor San Francisco, California	94103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 777-4868

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01	Other Events.

Pivotal’s Weighted Average Shares Outstanding

As of Pivotal Software, Inc.’s (“Pivotal”) fiscal first quarter ended May 4, 2018, weighted average shares outstanding, basic and diluted, calculated in accordance with generally accepted accounting principles in the United States, or GAAP, were approximately 105.6 million shares. Non-GAAP weighted average shares outstanding, basic and diluted, were approximately 224.2 million shares.

The difference between the GAAP and non-GAAP weighted average shares outstanding is due to the weighting given to Pivotal’s outstanding preferred shares that converted into Class A or Class B common shares on April 17, 2018. In calculating GAAP weighted average shares outstanding, the conversion of preferred shares are included in the share count for 18 days of Pivotal’s 91 day quarter. In calculating non-GAAP weighted average shares outstanding, the conversion of preferred shares was assumed to have occurred at the beginning of the quarter and to have been outstanding for the full 91 days of the quarter.

Both GAAP and non-GAAP weighted average shares outstanding, basic and diluted, take into account the shares issued in the initial public offering, the exercise of the underwriters’ over-allotment option, the conversion of Pivotal’s outstanding preferred shares and options exercised during the fiscal first quarter ended May 4, 2018. Pivotal is providing GAAP and non-GAAP weighted average shares outstanding, basic and diluted, given the timing of Pivotal’s initial public offering and the impact of the new and converted shares within the fiscal first quarter on a weighted average basis.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pivotal Software, Inc.

Date: May 25, 2018	/s/ Andrew M. Cohen
Andrew M. Cohen
Senior Vice President and General Counsel

3